Filed Pursuant to Rule 424(b)(3)
Registration No. 333-257995
PROSPECTUS SUPPLEMENT NO. 13 (to prospectus dated July 26, 2021)

THE BEAUTY HEALTH COMPANY

89,501,743 SHARES OF CLASS A COMMON STOCK
9,333,333 WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK
24,666,666 SHARES OF CLASS A COMMON STOCK UNDERLYING WARRANTS
This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated July 26, 2021 (the “Prospectus”), related to (i) the resale, from time to time, by the selling stockholders identified in the Prospectus, or their permitted transferees, of (a) an aggregate of 89,501,743 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of The Beauty Health Company, a Delaware corporation, and (b) 9,333,333 warrants to purchase Class A Common Stock at an exercise price of $11.50 per share (the “private placement warrants”) and (ii) the issuance by us of up to 15,333,333 shares of Class A Common Stock upon the exercise of outstanding public warrants (the “public warrants”) and private placement warrants (collectively, the “warrants”), with the information contained in the first sentence under Item 7.01 of our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on March 7, 2022 (collectively, the “Information”). Accordingly, we have attached the Information to this prospectus supplement.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.
The Beauty Health Company’s Class A Common Stock is quoted on The Nasdaq Capital Market LLC (“Nasdaq”) under the symbol, “SKIN”. On March 7, 2022, the closing price of our Class A Common Stock was $17.47.
Investing in shares of our Class A Common Stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 5 of the Prospectus.
Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is March 7, 2022

On March 7, 2022, The Beauty Health Company issued a press release announcing that its new delivery system, HydraFacial Syndeo, would be available for purchase starting immediately in the United States, with a rolling release in other markets to follow.